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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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WALTER B. HEWLETT
EDWIN E. VAN BRONKHORST
THE WILLIAM R. HEWLETT REVOCABLE TRUST

1501 Page Mill Road, MS 3U-10
Palo Alto, CA 94304

KNOW MEANS NO

THE MORE YOU KNOW ABOUT THE HP/COMPAQ MERGER
THE MORE YOU’LL WANT TO VOTE NO

February 20, 2002

Dear Fellow Hewlett-Packard Stockholder:

We are convinced that the more you know about the HP/Compaq merger and the more you know about our alternative strategy, the more you will want to vote against the proposed merger. We believe HP stockholders have the potential to realize $14 to $17 greater value per share relative to the proposed merger with Compaq from our “Focus and Execute” strategy.1

DID YOU KNOW. . .

Shareholder value has suffered under the current CEO.

•	HP’s share price has dropped 62% overall, and 27% versus an index of comparable companies under the current CEO.[2]

HP management has a track record of being overly-optimistic and sometimes dead wrong.

•	HP missed projected earnings in four of the last six quarters.

•	“. . . offering apologies for missing the forecast to HP’s board at an emergency meeting . . . Fiorina told analysts she was raising HP’s sales growth target for fiscal 2001 from 15% to as much as 17%.”[3]* Sales actually declined 7.5% in 2001.

•	“Certain expectations she led shareholders to adopt were not fulfilled, and could not have been fulfilled,” said a leading analyst.4*

HP’s merger math doesn’t add up.

•	HP’s CEO says the merger with Compaq will be accretive even though Compaq’s forecasted earnings have declined dramatically since the merger was announced. Based on First Call estimates, Compaq’s CY 2002 expected earnings have declined 59.1% and CY 2003 have declined 44.3% since the merger was announced.

•	Management makes aggressively low assumptions about revenue loss. Analysts estimates and precedent transactions indicate the actual revenue loss will be double management’s estimate, more than enough, we believe, to outweigh any benefits of cost savings.

An independent survey of over 800 marketing professionals picked the HP CEO as the CEO “who most harmed their brands in 2001.”5*

HP’s CEO has never led a transaction of this scale or complexity but does have a record of failed integration and acquisition attempts.

•	Her previous attempt to integrate two large organizations with different cultures was when she led the Lucent joint venture with Philips Electronics NV. The venture fared so badly it was discontinued at a loss for both companies one year following its inception. HP’s CEO called the Philips venture “the biggest mistake of her career.”6*

AND DID YOU KNOW . . .

HP won’t reveal the CEO’s post-merger compensation.

•	HP has reviewed and discussed what the CEO’s compensation package would be if the proposed merger is approved. HP says its CEO’s compensation will be greater than it is now — but how much greater? HP has highlighted that its CEO declined an $8 million retention bonus, but has repeatedly refused to disclose the proposed terms of the new compensation package.Why won’t HP disclose this information? YOU have the right to know what financial interest management has in promoting the Compaq merger.

WE BELIEVE HP STOCKHOLDERS COULD REALIZE
$14 TO $17 GREATER VALUE PER SHARE AND DOUBLE MARGINS
UNDER A “FOCUS AND EXECUTE” PLAN FOR HP1

HP’s strong positions in its core markets provide the basis for what we believe are compelling alternatives to the proposed Compaq merger. By focusing on high-margin Imaging & Printing and the high-end services, the HP of tomorrow could double its operating margins from 4.2% to 8.4% in FY 2003. In addition, HP has the potential to realize $14 to $17 greater value per share relative to the proposed merger with Compaq.1

We believe that a “Focus and Execute ” strategy shows the stark contrast between a focused HP #151; with its higher value and lower risk — and the proposed merger with Compaq. The three guiding principles of the “Focus and Execute” strategy are:

Re-allocate investment to Imaging & Printing to defend our position and capitalize on emerging growth opportunities.

•	Imaging & Printing, the “crown jewel” of the HP portfolio, is a business with healthy growth and margins. We believe HP must invest in that market to protect its franchise and capitalize on emerging growth opportunities.

•	HP must, we believe, focus R&D resources to capitalize on opportunities in enterprise printing, digital commercial printing, multifunction printers, digital cameras, image handling, and color copying.

•	In addition, we believe HP should seriously re-examine spinning off its Imaging & Printing business within the next 12-18 months.

Build on HP’s strong mid-range and high-end enterprise position by filling key gaps.

•	HP has a strong position and reputation in mid-range and high-end computing. HP’s UNIX position is valuable and we believe that NT will not quickly replace UNIX in high-end applications in the enterprise. We believe that HP has a strong platform to compete in high-end enterprise computing and is poised to strengthen its UNIX position with the introduction of the high-performance and cost-effective Itanium chip that HP co-developed with Intel.

•	HP needs a stronger presence in software and high-end consulting services, which drive hardware sales, rather than a dramatic increase in exposure to commodity computer hardware. The profitable services business, which has a wonderful customer reputation, should grow organically and with targeted, strategic acquisitions.

Focus on profitability, not scale, in PCs.

•	We firmly believe that HP should not double down on its exposure to commodity PCs and that HP would not benefit by attempting to be number one. We believe HP can be successful in its Access business by focusing on consumer PCs and innovative new access devices with its excellent brand, technology and distribution capabilities.

•	We note that HP is on the right track by outsourcing its PC manufacturing. Buying Compaq, one of the largest producers of PCs, is contrary to that strategy and a large step backwards for HP.

THE CHOICE IS CLEAR

Under the “Focus and Execute” strategy, we believe HP would trade at a higher multiple than the merged HP/Compaq given the higher returns on equity, higher revenue growth, lower risk profile and stronger credit profile.1 HP has the potential to realize $14 to $17 greater value per share relative to the proposed merger with Compaq.1

We urge you to vote “NO” on the Compaq merger by checking the “AGAINST” box on your GREEN proxy. Simply sign, date and mail back your green card promptly. Please do not return any white proxy cards.

Thank you for your support.

Sincerely,

WALTER B. HEWLETT

*	Permission to use quotations throughout this letter was neither sought nor obtained. Emphasis added.

[1]	Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.

[2]	The index of comparable companies represents the combined common stock performance of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell, Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc., International Business Machines Corporation, KPMG International, Network Appliance, Inc., and Sun Microsystems, Inc. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP.

[3]	Business Week, 2/19/01.

[4]	San Francisco Chronicle, 12/9/01.

[5]	“Bruised and Battered Brands Poll 2001,” Liquid Agency, Inc., December 2001.

[6]	Wall Street Journal, 7/20/99.

FORWARD-LOOKING STATEMENTS

     The views expressed in this release are judgments, which are subjective in nature and in certain cases forward-looking in nature. This release also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this release does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold. Permission to use quotations was neither sought nor obtained.

ADDITIONAL IMPORTANT INFORMATION

     On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other documents relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

www.VoteNoHpCompaq.com